Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

KEMET Corporation:

We consent to the use of our report dated June 30, 2009, except with respect to the change in accounting for convertible debt to reflect the adoption of the provisions of FASB Staff Position No. APB 14-1, as to which the date is as of November 5, 2009, and Note 16, as to which the date is as of October 26, 2010, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows of KEMET Corporation and subsidiaries for the year ended March 31, 2009, as included in the annual report on Form 10-K for the year ended March 31, 2011 incorporated herein by reference.

Our report dated June 30, 2009, except with respect to the change in accounting for convertible debt to reflect the adoption of the provisions of FASB Staff Position No. APB 14-1, as to which the date is as of November 5, 2009, and Note 16, as to which the date is as of October 26, 2010, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows of KEMET Corporation and subsidiaries for the year ended March 31, 2009 refers to other auditors. We did not audit the consolidated financial statements of KEMET Electronics S.p.A. (formerly Arcotronics Italia S.p.A.) and subsidiaries (KEMET Electronics Group), a wholly-owned subsidiary, which financial statements reflect total net sales constituting approximately 19 percent in 2009, of the related consolidated total net sales. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for KEMET Electronics Group, is based solely on the report of the other auditors.

Our report, dated June 30, 2009, except with respect to the change in accounting for convertible debt to reflect the adoption of the provisions of FASB Staff Position No. APB 14-1, as to which the date is as of November 5, 2009, and Note 16, as to which the date is as of October 26, 2010, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended March 31, 2009 includes: (a) an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern; (b) an explanatory paragraph relating to the adoption of the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109); and (c) an explanatory paragraph relating to the adoption of the provisions of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).

/s/ KPMG LLP

Greenville, South Carolina
August 15, 2011